EXHIBIT 99.1

                            [ infoSearch Media LOGO ]

InfoSearch Media, Inc. Reports Revenue of $2.1 Million for Second Quarter 2005, an Increase of 235% Over 2nd Quarter 2004

MARINA DEL REY, CA, August 15, 2005 - Leading online media and search marketing firm InfoSearch Media, Inc. (OTC:Bulletin Board: ISHM) today announced financial results for its second quarter ended June 30, 2005.

For the second quarter, InfoSearch reported revenue of $2.2 million, compared to $0.6 million for the second quarter ended June 30, 2004, an increase of 252 percent. In accordance with generally accepted accounting principles (GAAP), InfoSearch reported a net loss of $(0.2 million), or $(0.01) per share (basic and diluted) for the second quarter, compared to a net loss of $(1.0 million), or $(0.03) per share (basic and diluted) for the second quarter ended June 30, 2004. The net loss for the second quarter of 2005 included non-cash equity compensation expenses in the amount of $251,937 related to options and restricted stock grants provided to consultants, board members and an employee.

InfoSearch initiated numerous changes during the second quarter which the Company believes will have substantial long-term benefits. As an alternate to a one-time sale, the Company began offering its ContentLogic customers an option to purchase content through a time-based license, providing better visibility and residual revenue streams. For its TrafficLogic product, InfoSearch established a new affiliate program in conjunction with Yahoo Search Marketing and instituted a new bidding system for CPC-based traffic employing the Company's proprietary traffic delivery algorithm. As an added service, InfoSearch now processes all traffic delivered through its network through its new click-fraud prevention algorithm, vastly reducing poor quality or fraudulent clicks.

"We instituted a number of significant changes to our business during the second quarter that we believe will provide substantial long-term value to the Company," said Steve Lazuka, Chairman and CEO of InfoSearch. "Achieving this level of revenue growth and our first ever pro forma profit this quarter represents a significant milestone for the Company."

About InfoSearch Media

InfoSearch Media ( http://www.infosearchmedia.com ) is a leading provider of content-based, cost-effective search engine marketing services. InfoSearch Media maintains a network of over 200 professional writers who contribute to its online network of informative content leveraged to generate highly qualified search engine traffic for its clients. The Company also provides web analytic software and other tools to help online marketers analyze their site visitors and improve their return on investment. There are currently over 4,500 clients receiving traffic from the Company's network of approximately 250,000 articles. InfoSearch Media's clients include Netflix, Pitney Bowes, and Price.com.

InfoSearch Media owns and operates a popular destination site at http://www.articleinsider.com. ArticleInsider is a collection of informative articles written by industry experts and enthusiasts covering a wide variety of popular topics. Internet users can visit the ArticleInsider network in order to review related articles, talk with others about specific subjects through online forums, and explore related websites. InfoSearch Media plans to continue to expand upon its 250,000-page network as it continues to build its client base.
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Safe Harbor Statement

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements speak only as of the date of this release, and we will not necessarily provide updates of our projections or other forward-looking statements. Such forward-looking statements involve risks and uncertainties that, if realized, could materially impair the Company's results of operations, business, and financial condition. These forward-looking statements may be affected by the risks and uncertainties inherent in the search engine market and in the Company's business including decreased demand for our products and services; flaws inherent in our products or services; intense competition; failure to maintain relationships with strategic partners and content providers, and general economic conditions that could cause actual results to differ materially from those projected. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company's reports filed with the Securities and Exchange Commission, copies of which are available at the website maintained by the SEC at http://www.sec.gov . We undertake no obligation to revise or update publicly any forward-looking statement for any reason.

Media Contact:
InfoSearch Media, Inc.
Frank Knuettel, II
Chief Financial Officer
310-822-1103
frank@infosearchmedia.com
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